UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 7, 2018 (March 7, 2018)

TECHCARE CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-55680

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

1140 Avenue of the Americas, New York, NY	10036
(Address of Registrant’s Office)	(ZIP Code)

Registrant’s Telephone Number, including area code: (646) 380-6645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2018, the board of directors of TechCare Corp. (the “Registrant”) accepted the resignation of Mr. Shlomi Arbel, the chief executive officer of the Registrant and its wholly-owned Israeli subsidiary, Novomic Ltd., effective as of June 4, 2018. Mr. Arbel’s resignation is due to personal reasons and his intention to pursue other business opportunities. Mr. Arbel expressed no disagreements with the Registrant’s operations, policies or practices.

In addition, On March 7, 2018, the board of directors of the Registrant resolved to appoint Mr. Zvi Yemini, the chairman of the board of directors of the Registrant, as the chief executive officer of the Registrant and its wholly-owned Israeli subsidiary, Novomic Ltd., instead of Mr. Shlomi Arbel, effective as of June 5, 2018.

Zvi Yemini, serves as the chairman of the board of directors of the Registrant since August 2016. Mr. Yemini served as the Registrant’s chief executive officer from October 2016 until August 2017. Mr. Yemini founded ZAG Industries Ltd., an Israeli-based company that designs, develops, manufactures and markets plastic consumer products, in 1987 and served as its Chief Executive Officer until 2000, and as its chairman until 2006. Mr. Yemini has over 25 years of industry experience in technology, manufacturing and marketing. In 2002, Mr. Yemini co-founded Hydro Industries Ltd., an Israeli based company engaged in the development and marketing of garden equipment powered by water. Mr. Yemini served as its chairman from 2002 to 2011. Since 2011, Mr. Yemini has also served as the chairman of Shenkar Design College, a public college in Ramat Gan, Israel that provides Israeli industrial companies with qualification and research and development services. Since 2002, Mr. Yemini has also served as the chairman of the Tel-Aviv Trade Fairs & Convention Center. Mr. Yemini holds a B.A in Industrial Engineering from the Technion Israel Institute of Technology and an Executive M.B.A. from Tel-Aviv University and a M.A. in Marketing from Baruch College in New York.

There are no family relationships between Mr. Yemini and any director or executive officer of the Registrant or its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/ Shlomi Arbel
Name:	Shlomi Arbel
Title:	Chief Executive Officer

Date: March 7, 2018